AMENDMENT TO RIGHTS PLAN

     This Amendment is made as of the 13th day of March 1998 by and between International Murex Technologies Corporation, a British
Columbia company (the "Company") and The Bank of New York, as Rights Agent (the "Rights Agent").

                               RECITALS
                               --------

     A. The Company has adopted that certain Shareholder Protection Rights Agreement (the "Rights Plan") by and between the Company and the Rights Agent dated August 31, 1995 (all capitalized terms used and not defined herein shall be as defined in the Rights Plan, as amended herein);

     B. Pursuant to Section 5.5(d) of the Rights Plan, the President of the Company has executed and delivered to the Rights Agent a certificate which states that the proposed amendments to the Rights Plan set forth herein are in compliance with the terms of Section 5.5 of the Rights Plan;

     C. Pursuant to an Acquisition Agreement dated as of March 13, 1998 (the "Acquisition Agreement"), Abbott Laboratories, an Illinois corporation ("Parent") and AAC Acquisition Ltd., a British Columbia company shall acquire the Company;

     D. Parent and certain shareholders of the Company have entered into agreements under which such shareholders shall sell their Voting Shares of the Company to Parent in furtherance of the Acquisition
Agreement;

     E. The Company and the Rights Agent wish to enter into this Amendment in furtherance thereof.

                               AMENDMENT
                               ---------

     NOW, THEREFORE, for good and valid consideration, the receipt and sufficiency of which are acknowledged, the parties amend the Rights Plan as follows:

1. The introductory clause of the definition of "Acquiring Person" set forth in Section 1.1(a) is amended in its entirety as follows:

     ""Acquiring Person" means any Person who, together with all Affiliates and Associates of such Person, is the Beneficial Owner of 20% or more of the then outstanding Voting Shares, (1) excluding Abbott Laboratories, an Illinois corporation ("Parent"), AAC Acquisition Ltd., a British Columbia company ("Purchaser") and their Subsidiaries, (2) but shall not include:"





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     The definition of "Separation Time" set forth in Section 1.1(ar)
     is amended to insert the following text immediately preceding the period concluding the definition:

     "; and

     (C) the Separation Time shall not occur by virtue of (w) the execution of the Acquisition Agreement by and among the Corporation, Parent and Purchaser, (x) the execution of the agreements referenced in the Acquisition Agreement by and between Parent and certain shareholders to sell their Voting Shares to Parent, (y) the consummation of the transactions contemplated or permitted thereunder or (z) the acquisition or purchase of Voting Shares by Parent, Purchaser or their Subsidiaries"

     IN WITNESS WHEREOF, all parties have executed and delivered this Amendment as of the date first written above.

INTERNATIONAL MUREX
TECHNOLOGIES CORPORATION


By: /s/ C. Robert Cusick
    ------------------------------
Name:  C. Robert Cusick
Title:  President


THE BANK OF NEW YORK,
as Rights Agent


By: /s/ Ralph Chianese
   -------------------------------
Name: Ralph Chianese
Title: Vice President